Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of May 14, 2026 (the “Supplemental Indenture”), is entered into by and between CSG Systems International, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 11, 2023 (the “Indenture”), between the Company and the Trustee (the “Indenture”), providing for the issuance of the 3.875% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of October 29, 2025 (the “Merger Agreement”), by and among the Company, NEC Corporation, a company incorporated under the laws of Japan (“NEC”), and Canvas Transaction Company, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of NEC (“Merger Sub”), Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of NEC (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time,” and the date of such Effective Time, the “Effective Date”), each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Company Restricted Shares, Excluded Shares or Dissenting Company Shares, each as defined in the Merger Agreement) shall be automatically converted into the right to receive, in accordance with the terms of the Merger Agreement, $80.70 per share in cash, without interest thereon;

WHEREAS, the Merger constitutes a Share Exchange Event under the Indenture;

WHEREAS, pursuant to Section 14.07 of the Indenture, the Company is required in connection with the Merger to execute and deliver to the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture, providing for a change in the right to convert each $1,000 principal amount of Notes into the right to convert such principal amount of Notes into the kind and amount of cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon the Effective Date;

WHEREAS, the Merger has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, Section 10.01(g) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and/or the Notes without the consent of any Holder in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

EFFECT OF MERGER

SECTION 1.01. Conversion Right. Pursuant to Section 14.07 of the Indenture, as a result of the Merger:

(1) at and after the Effective Time, the Conversion Obligation due upon conversion of each $1,000 principal amount of Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 14 of the Indenture (or in any related definitions) were instead a reference to the same number of units of Reference Property, with each such unit of Reference Property consisting of $80.70 in cash, without interest;

(2) for all conversions for which the Relevant Conversion Date occurs at or after the Effective Time, (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely in cash in an amount equal to the Conversion Rate in effect on the applicable Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture), multiplied by the price paid per share of Common Stock in the Merger, which is $80.70 per share, and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holder on the fifth Business Day immediately following the relevant Conversion Date;

(3) the Daily VWAP and Last Reported Sale Price of any unit of Reference Property will be $80.70 per share;

(4) at and after the Effective Time, the Initial Dividend Threshold shall be zero; and

(5) for all conversions for which the Relevant Conversion Date occurs at or after the Effective Time, the table in Section 14.03(e) of the Indenture shall be replaced with the following table:

	Stock price
Effective date	$ 53.36	$ 62.20	$ 70.71	$ 80.61	$ 91.91	$ 104.49	$ 119.42	$ 139.32	$ 169.18	$ 199.03
September 11, 2023	4.5966	3.1714	2.3006	1.6521	1.1903	0.8722	0.6393	0.4528	0.2943	0.2005
September 15, 2024	4.5966	3.1338	2.2052	1.5306	1.0677	0.7625	0.5493	0.3865	0.2530	0.1746
September 15, 2025	4.5966	2.9818	2.0039	1.3204	0.8767	0.6036	0.4260	0.2988	0.1984	0.1392
September 15, 2026	4.5966	2.7230	1.6919	1.0171	0.6213	0.4061	0.2819	0.2002	0.1366	0.0977
September 15, 2027	4.5966	2.3524	1.2253	0.5922	0.3050	0.1882	0.1339	0.1000	0.0708	0.0515
September 15, 2028	4.5966	1.9340	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property.

ARTICLE II

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

SECTION 2.01. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01. Defined Terms. All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

SECTION 3.02. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the Effective Time on the Effective Date.

SECTION 3.03. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. All the provisions of this Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3.04. Indenture Remains in Full Force and Effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect and is in all respects confirmed and preserved.

SECTION 3.05. Headings. The headings of the Articles and Sections of this Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

SECTION 3.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.07. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.08. Trustee Makes No Representation. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee is not charged with any knowledge of the Merger Agreement or any of the terms thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ John Rea
Name: John Rea
Title: Treasurer

[Signature Page to Supplemental Indenture (2028 Notes)]

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

[Signature Page to Supplemental Indenture (2028 Notes)]